CLOSING AGENDA


                           Renewal and Reduction from
    $15,000,000 to $9,000,000 of the committed unsecured line of credit (the
     "Leveraging Line of Credit") and from $15,000,000 to $9,000,000 of the uncommitted unsecured line of credit (the "Uncommitted Line of Credit") to the various fund series of the
           Midas Family of Funds (collectively, the "Borrowers") from
                State Street Bank and Trust Company (the "Bank")

                              Dated: June 27, 2001

1. Letter Amendment for the $9,000,000 committed unsecured line of credit to Midas U.S. and Overseas Fund Ltd., Midas Fund, Inc., Midas Investors Ltd., Midas Special Equities Fund, Inc., Bexil Corporation, Tuxis Corporation, and Global Income Fund, Inc.;

2. Letter Amendment for the $9,000,000 uncommitted unsecured line of credit to Midas U.S. and Overseas Fund Ltd., Dollar Reserves, Inc., Midas Fund, Inc., Midas Investors Ltd., and Midas Special Equities Fund, Inc.;

3. Amended and Restated Committed Promissory Note in the original principal amount of $9,000,000 executed by Midas U.S. and Overseas Fund Ltd., Midas Fund, Inc., Midas Investors Ltd., Midas Special Equities Fund, Inc., Bexil Corporation, Tuxis Corporation, and Global Income Fund, Inc. to the order of the Bank; and

4. Amended and Restated Uncommitted Promissory Note in the original principal amount of $9,000,000 executed by Midas U.S. and Overseas Fund Ltd., Dollar Reserves, Inc., Midas Fund, Inc., Midas Investors Ltd., and Midas Special Equities Fund, Inc..